Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPUBLIC CLARIFIES EARLIER ANNOUNCEMENT

New York, NY (March 29, 2006) – Frank Borelli, the current Presiding Director of Interpublic (NYSE: IPG), will be leaving this position at the 2006 shareholder meeting in May, when his term concludes. At that point, Richard Goldstein will commence as the new Presiding Director of the Company. This move is not immediate, as previously implied.

“At Interpublic's annual meeting, Frank will be completing his term as Presiding Director. We have been fortunate to have him available to serve in this capacity during these challenging times. And we thank him for his dedication and his continued service,” said Michael Roth. Frank Borelli added, “The timing for this change could not be better. Interpublic is entering another stage in its turnaround, and the annual meeting, when my term ends, presents a great opportunity for Dick with his many skills and years of experience to step in and help Interpublic return to a preeminent position in the media and marketing services industry.”

As previously noted, Mr. Borelli will continue to serve as a Director of the Company.

# # #

Interpublic Group  1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax

About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draft, Foote Cone & Belding Worldwide, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Momentum, MRM, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Deutsch and Hill Holliday.

# # #

Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group  1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel 212-704-1201 fax